FOR IMMEDIATE RELEASE

Media Contact:                                                Investor Contact:
Catherine M. Conroy                                               Kevin Zuccala
212-892-3275                                                       212-892-4693


            DLJ FIRST QUARTER NET $121.7 MILLION, OR $0.84 PER SHARE


         New York, New York - April 15, 1999 - Donaldson, Lufkin & Jenrette, Inc. (NYSE: DLJ) today reported net income of $121.7 million, or $0.84 per diluted share, for the first quarter of 1999. These results are 9 and 16 percent lower, respectively, than the $134.2 million, or $1.00 per share (diluted and adjusted for a two-for-one stock split in May 1998) reported for the first quarter of 1998. When compared to the quarter ended December 31, 1998, DLJ's net income increased 77 percent.

         DLJ's average return on equity for the first quarter of 1999 was 17.8 percent. The weighted average number of common diluted shares rose 7 percent compared to the first quarter of 1998. At March 31, 1999, book value per split-adjusted common share was $21.45.

         In a joint statement, Joe L. Roby, President and Chief Executive Officer of Donaldson, Lufkin & Jenrette, Inc., and John S. Chalsty, DLJ's Chairman, said, "This was a solid quarter for DLJ. Our results reflect the fundamental strength and balance of DLJ's business mix and our ability to capitalize on market trends. Commissions, for example, increased by more than 40 percent during the first quarter to a record $281 million, offsetting a decline in underwriting revenues and the absence of meaningful, realized merchant banking gains. Driven largely by outstanding results at our Pershing correspondent services division, DLJ's Financial Services Group enjoyed its best quarter ever, more than doubling pre-tax income compared to the first quarter of 1998. Assets in client accounts maintained by Pershing increased 45 percent during the last twelve months and were at $295 billion at the end of the first quarter of 1999."

         Messrs. Roby and Chalsty noted further, "Our online brokerage service, DLJdirect, also turned in a strong first quarter and reported $11 million of pre-tax profits for the current quarter, compared to a pre-tax loss of $3.8 million for the first quarter of 1998. Also in the first quarter of 1999, Barron's magazine cited DLJdirect as its number-one rated online broker, and Gomez Advisors, Inc., for the fifth time in the last seven quarters, named DLJdirect the number-one overall Internet broker."

         DLJdirect's pre-tax income for the first quarter of 1999 does not reflect the significant, future increases in marketing and advertising expenditures that are anticipated for the balance of 1999. First quarter revenues for DLJdirect almost doubled in 1999, rising to $47 million, and assets in customer accounts grew 90 percent to stand at $11.2 billion at the end of the quarter. On average, DLJdirect executed 20,200 trades per day during the first quarter of 1999 - more than twice the number of trades during the comparable quarter a year ago.

         Messrs. Roby and Chalsty commented, "We continued to invest in the expansion of our international franchise and are pleased with the progress that we have made. We launched a trading business in non-U.S. equities in London and Hong Kong in early January and considerably increased our European investment banking activities. Aggregate revenues from these and DLJ's other international businesses increased 47 percent on a quarter-to-quarter comparison."

         FIRST QUARTER REVIEW

         Total revenues of $1.5 billion for the first quarter of 1999 were essentially identical to those reported for the comparable quarter a year ago. Net revenues, or total revenues minus interest expense, were $1.1 billion for the first quarter of 1999, or 2 percent higher than net revenues reported for the first quarter of 1998.

         Commission revenues rose more than 40 percent during the first quarter of 1999 to a record $281 million. Compared to the first quarter of 1998, average daily trading volume on the New York Stock Exchange and Nasdaq increased 27 and 31 percent respectively during the first quarter of 1999.

         DLJ maintained its leadership position as the number-one-ranked underwriter of high-yield bonds in the first quarter of 1999 and increased its market share as a lead underwriter from 16.2 percent for all of 1998 to 24.2 percent. During the first quarter of 1999, total new issue volume for the industry decreased 36 percent.

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         DLJ's underwriting revenues declined 16 percent to $257 million during the first quarter of 1999 as a result of an overall slowdown in new issuance of high-yield bonds and commercial real estate and mortgage-backed securities.

         Fee income for the first quarter of 1999 increased 12 percent to $287 million, reflecting the strength of DLJ's rapidly expanding franchise in both U.S. and international merger and acquisition transactions. DLJ ranks fourth as a financial advisor as measured by the dollar volume of the global assignments it completed during the first quarter of 1999, up from eighth place a year ago.

         Net interest income declined 37 percent to $121 million for the first quarter of 1999 and trading revenues increased 46 percent to $174 million. Were the impact of the firm's proprietary trading activities in emerging markets debt during the first quarter of 1998 to be excluded (the business was discontinued in the third quarter of 1998), net interest income would have increased 9 percent and trading revenues would have increased 16 percent for the current quarter.

         Investment gains, which arise primarily from DLJ's merchant banking business, were $3 million for the first quarter of 1999, down from $41.3 million for the comparable quarter a year ago. DLJ typically realizes investment gains only upon the strategic sale or public offering of a portfolio company.

         Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 8,700 people worldwide and maintains offices in 14 cities in the United States and 11 cities in Europe, Latin America and Asia. The company's common stock trades on the New York Stock Exchange under the ticker symbol DLJ. For more information on Donaldson, Lufkin & Jenrette, refer to the company's World Wide Web site at http://www.dlj.com.

                                     Financial tables follow.

                  DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                     CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
               (in thousands, except per share data and financial ratios)


                                      --------------------------------------------------
                                              QUARTER ENDED
                                                MARCH 31,             1999 VS. 1998
                                           1999        1998           $           %
                                      --------------------------------------------------
Revenues:
  Commissions                         $  280,992   $  198,524   $   82,468      41.5 %
  Underwritings                          256,914      306,158      (49,244)    (16.1)%
  Fees                                   287,075      255,371       31,704      12.4 %
  Interest-net                           476,661      564,789      (88,128)    (15.6)%
  Principal transactions-net:
    Trading                              174,045      118,944       55,101      46.3 %
    Investment                             3,024       41,298      (38,274)    (92.7)%
  Other                                   14,739        8,337        6,402      76.8 %
                                      ----------   ----------   ----------     -------

      Total revenues                   1,493,450    1,493,421           29       0.0 %
                                      ----------   ----------   ----------     -------

Costs and expenses:
  Compensation and benefits              635,714      644,084       (8,370)     (1.3)%
  Interest                               355,953      373,866      (17,913)     (4.8)%
  Brokerage, clearing, exchange
    fees, and other                       71,221       56,321       14,900      26.5 %
  Occupancy and equipment                 73,323       59,434       13,889      23.4 %
  Communications                          26,440       19,501        6,939      35.6 %
  Other operating expenses               133,799      122,965       10,834       8.8 %
                                      ----------   ----------   ----------     -------

    Total costs and expenses           1,296,450    1,276,171       20,279       1.6 %
                                      ----------   ----------   ----------     -------

Income before provision for
   income taxes                          197,000      217,250      (20,250)     (9.3)%
                                      ----------   ----------   ----------     -------

Provision for income taxes                75,350       83,100       (7,750)     (9.3)%
                                      ----------   ----------   ----------     -------

Net income                            $  121,650   $  134,150   $  (12,500)     (9.3)%
                                      ==========   ==========   ==========     =======

Dividends on preferred stock          $    5,289   $    5,443   $     (154)     (2.8)%
                                      ==========   ==========   ==========     =======

Earnings applicable to
   common shares                      $  116,361   $  128,707   $  (12,346)     (9.6)%
                                      ==========   ==========   ==========     =======

Earnings per share (2):
   Basic                              $     0.94   $     1.12   $    (0.18)    (16.1)%
   Diluted                            $     0.84   $     1.00   $    (0.16)    (16.0)%
                                      ==========   ==========   ==========     =======

Weighted average common shares (2):
   Basic                                 123,995      115,088        8,907       7.7%
   Diluted                               137,850      128,794        9,056       7.0%
                                      ==========   ==========   ==========     =======


              DONALDSON, LUFKIN & JENRETTE, INC. AND SUBSIDIARIES
                 CONSOLIDATED SUMMARY OF OPERATIONS (UNAUDITED)
           (in thousands, except per share data and financial ratios)


                                      ------------------------------------------
                                                             QUARTER ENDED
                                                              MARCH 31,
                                                          1999         1998
                                      ------------------------------------------

BALANCE SHEET DATA AT END OF PERIOD:
  Long-term borrowings (3)                            $ 4,244,665  $ 2,272,147
                                                       ==========   ==========
  Redeemable preferred stock                          $   200,000  $   200,000
                                                       ==========   ==========
  Total stockholders' equity                          $ 3,069,121  $ 2,397,428
                                                       ==========   ==========
  Book value per common share
     outstanding                                      $     21.45  $     17.00
                                                       ==========   ==========
  Common shares and RSUs outstanding
     at end of period                                     125,612      119,010
                                                       ==========   ==========

OTHER FINANCIAL DATA AT END OF PERIOD:
  Ratio of long-term borrowings to total
     capitalization (5)                                      55.8%        46.7%
  Return on average common stockholders'
     equity (6)                                              17.8%        26.6%


(1) Interest-net is net of interest expense to finance U.S. Government, agency and mortgage-backed securities of $705.3 million and $766.1 million, respectively.

(2) Basic earnings per common share amounts have been calculated by dividing earnings applicable to common shares (net income less preferred dividends) by the weighted average actual common shares outstanding, i.e., excluding the effect of potentially dilutive securities. Diluted earnings per common share include the dilutive effects of the Restricted Stock Unit Plan and the dilutive effect of options calculated under the treasury stock method.

(3) In the first quarter of 1999, the Company filed a shelf registration statement which enables the Company to issue from time to time up to $2.0 billion in aggregate principal amount of debt securities or preferred stock. In March 1999, the Company issued $650.0 million 5 7/8% Senior Notes due 2002 from this shelf registration.

(4) On March 17, 1999 the Company filed a registration statement with the Securities and Exchange Commission relating to a proposed initial public offering of a new class of common stock that will track the performance of DLJdirect, its online brokerage business.

(5) Long-term borrowings and total capitalization (the sum of long-term borrowings, preferred stock, and stockholders' equity) exclude current maturities (one year or less) of long-term borrowings.

(6) Return on average common stockholders' equity is calculated on an annualized basis for periods of less than one full year using a four-point average and is based on earnings applicable to common shares.